Exhibit 99.1

Monsanto Shareowners Approve Merger with Bayer

•	Key Milestone in Merger to Create a Global Leader in Agriculture

•	Close of Transaction Expected by the End of 2017

Tuesday, December 13, 2016

ST. LOUIS—(BUSINESS WIRE)—Monsanto Company (NYSE: MON) announced that at a special meeting of shareowners held today, shareowners of the company approved the merger of Monsanto with a wholly owned subsidiary of Bayer Aktiengesellschaft. Under the terms of the merger agreement, Monsanto shareowners will receive $128 per share in cash at the closing of the merger.

“We are pleased we received such strong support from our shareowners,” said Hugh Grant, Monsanto Chairman and Chief Executive Officer. “This is an important milestone as we work to combine our two complementary companies and deliver on our shared vision for the future of agriculture. By bringing together our expertise and our resources to drive this shared vision, we can do even more together to benefit growers around the world and to help address broad global challenges like climate change and food scarcity.”

“The acquisition of Monsanto is driven by our strong belief that this combination can help address the growing challenges facing farmers and the overall agriculture industry today and in the future,” said Werner Baumann, CEO of Bayer AG. “Together, Bayer and Monsanto will be able to offer the new, innovative solutions that our customers need. We look forward to completing the transaction and working closely with Monsanto to ensure a successful integration.”

Based on a preliminary tabulation of the shareowner vote, approximately 99% of all votes cast, which represents approximately 75% of all outstanding shares on November 7, 2016, the record date for the special meeting, were voted in favor of the merger. Monsanto shareowners also approved the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. The final voting results on all agenda items will be filed with the SEC in the company’s Form 8-K and will also be available at http://www.monsanto.com/investors/pages/default.aspx.

The transaction is subject to customary closing conditions, including the receipt of required regulatory approvals. Bayer, with the support of Monsanto, has now submitted a number of filings, including the U.S. Hart-Scott-Rodino Act filing. Closing is expected by the end of 2017.

Additional information about the proposed transaction may be found at: www.AdvancingTogether.com.

About Monsanto Company

Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce a variety of seeds ranging from fruits and vegetables to key crops – such as corn, soybeans, and cotton – that help farmers produce abundant and nutritious food. We work to find sustainable agriculture solutions that help farmers conserve natural resources, use data to improve farming practices, use water and other important resources more efficiently, and protect their crops from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Bayer: Science For A Better Life

Bayer is a global enterprise with core competencies in the Life Science fields of health care and agriculture. Its products and services are designed to benefit people and improve their quality of life. At the same time, the Group aims to create value through innovation, growth and high earning power. Bayer is committed to the principles of sustainable development and to its social and ethical responsibilities as a corporate citizen. In fiscal 2015, the Group employed around 117,000 people and had sales of EUR 46.3 billion. Capital expenditures amounted to EUR 2.6 billion, R&D expenses to EUR 4.3 billion. These figures include those for the high-tech polymers business, which was floated on the stock market as an independent company named Covestro on October 6, 2015. For more information, go to www.bayer.com.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: uncertainties as to the timing of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate Monsanto’s operations into those of Bayer; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the impact of indebtedness incurred by Bayer in connection with the transaction and the potential impact on the rating of indebtedness of Bayer; the effects of the business combination of Bayer and Monsanto, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended August 31, 2016 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Bayer and Monsanto assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Contacts

Monsanto

Media:

Sara Miller, 314-694-5824

or

Investors:

Laura Meyer, 314-694-8148

or

Bayer

Media:

Günter Forneck, +49 214 30-50446

or

Christian Hartel, +49 214 30-47686

or

Investors:

Dr. Jürgen Beunink, +49 214 30-65742